Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Aldabra 2 Acquisition Corp.
We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 9, 2007, except for the third paragraph of Note 1, the first paragraph of Note 2 and Note 8, as to which the date is June 13, 2007, on the financial statements of Aldabra 2 Acquisition Corp. as of February 28, 2007 and for the period from February 1, 2007 (date of inception) to February 28, 2007, which report appears in such Prospectus, which is part of the Registration Statement on Form S-1, File No. 333-141398.
/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
June 19, 2007